Exhibit 99.1

Star Scientific’s Statement Regarding Letter from

The Honorable Marvin J. Garbis, U.S. District Court Judge,

in Patent Infringement Lawsuit Against R.J. Reynolds

Chester, Virginia – March 1, 2007 – Star Scientific, Inc. (NASDAQ:STSI) issued the following statement through its Chairman, President and COO, Paul L. Perito, Esquire:

On February 26, 2007 our Counsel received an additional letter from the Honorable Judge Marvin J. Garbis, U.S. District Court Judge in Maryland regarding the inequitable conduct defense in Star’s ongoing patent infringement lawsuit against R.J. Reynolds Tobacco Company. The inequitable conduct issue was tried before the Court in late January and early February 2005. In the Court’s letter, Judge Garbis stated that the Court was not in a position to issue a ruling on the inequitable conduct defense this month, but would seek to issue such a decision in March 2007.

We are deeply troubled by the continuing delays, which threaten to preclude our efforts to rapidly undertake our appellate rights in the United States Court of Appeals for the Federal Circuit. In light of the fact that our small company has waited for decisions in our patent infringement case for over two years (which we initially filed in May 2001), we are constrained to request that our trial lawyers explore every potential avenue to remedy this situation as rapidly and as professionally as possible. Because of this delay Star has been thrust into the vortex of a “Catch-22” – and the maxim, “justice delayed is justice denied” may unfortunately be apt. We believe that once the Federal Circuit is able to consider this matter, Star Scientific’s interests ultimately will be vindicated.

The passage of time cannot change the historical facts. Star’s unique tobacco curing process has dramatically changed the way tobacco has been cured in this country. Although TSNAs have been referenced in the scientific literature since the mid-1950’s, no tobacco company, nor any inventor was able to develop a process to reduce these cancer-causing toxins, in a commercially acceptable manner, until Jonnie Williams invented the StarCured® process.

In the mid-1990’s Mr. Williams invented a process to substantially prevent the formation of a major group of cancer-causing chemicals in tobacco and tobacco smoke, known as TSNAs. Respected scientists worldwide believe that TSNAs are among the most powerful and abundant cancer-causing chemicals in tobacco and tobacco smoke. As a direct result of Mr. Williams’ invention, Star was able to make available to the industry for commercial sale approximately 3 million pounds of low-TSNA tobacco in 1999. In 2001, just two growing seasons later, the Company processed roughly 20 million pounds of StarCured® tobacco, and approximately 85% of all flue-cured tobacco in the United States was low-TSNA tobacco. Since that time, virtually all the flue-cured tobacco grown in the United States has been cured so as to substantially prevent the formation of TSNAs.

This is the essence of the StarCured® process’s history. We look forward to ultimately presenting our case to a jury in Maryland.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA and any subsequent modification of the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Factors That May Affect Future Results” in the Company’s Form 10-K/A for the year ended December 31, 2005, as filed with the SEC on March 22, 2006, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured® tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Chester, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and tobacco processing facilities in Chase City, VA and in Petersburg, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

Vice President, Communications & Investor Relations

(301) 654-8300

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